Exhibit 3.1

AMENDMENT NO. 2 TO THE BYLAWS OF
AMERICAN REALTY CAPITAL PROPERTIES, INC.
December 31, 2014
This Amendment No. 2 (this “Amendment”) to the Bylaws (the “Bylaws”) of American Realty Capital Properties, Inc., a Maryland corporation (the “Corporation”), is being adopted pursuant to Section 7.07 of the Bylaws and is effective as of the date hereof.

1.	The Bylaws are hereby amended by deleting the existing Section 3.11 (Conflicts Committee) in its entirety.

2.	All sections in Article 3 after the existing Section 3.10 shall be re-numbered accordingly for the deletion of the existing Section 3.11 (Conflicts Committee).

3.
Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms contained in the Bylaws, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Bylaws specifically referred to herein. After the date hereof, any reference to the Bylaws shall mean the Bylaws, as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation hereby certifies that this Amendment to the Bylaws was duly adopted by resolutions of the Board of Directors of the Corporation.

/s/ Richard A. Silfen
Name:	Richard A. Silfen
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Amendment No. 2 to the Bylaws of American Realty Capital Properties, Inc.]